Exhibit 10.37


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT made as of November 16, 2004 by and between vFinance, Inc., a Delaware corporation (the "Company"), and Timothy E. Mahoney ("Employee").

                                    RECITALS:

         A. Employee and the Company desire to amend and restate that certain Employment Agreement dated November 8, 1999 between Employee and the Company, as amended on January 5, 2001, July 2, 2001 and January 7, 2002 (the "Previous Employment Agreement").

         B. Employee wishes to be employed by the Company with the duties and responsibilities as hereinafter described, and the Company desires to assure itself of the availability of Employee's services in such capacity.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Employee hereby agree as follows:

     1. Employment. The Company hereby agrees to employ Employee, and Employee hereby agrees to serve the Company, upon the terms and conditions hereinafter set forth.

     2. Term. The employment of Employee by the Company pursuant to this Agreement shall be for a three (3) year period commencing on the date hereof and shall automatically be extended for an additional one year period on the first year anniversary date of this Agreement (November 16, 2005) and each anniversary date thereafter (November 16th of each year beginning in 2006) unless the Company's has provided notice of non-renewal thirty (30) days prior an anniversary date as directed by a majority vote of the Board of Directors (the "Term"). For example, in the event the Company has provided notice of non-renewal 30 days prior to November 16, 2005, there will be only two (2) years remaining in the Term; in the event the Company did not provide such notice thirty (30) days prior to November 15, 2005, then the Term shall be extended to November 16, 2008 so that on November 16, 2005, the total Term is three (3) years; in no event following such notice by the Company will the remaining Term be less than two (2) years.

     3. Duties. Employee shall, subject to overall direction consistent with the legal authority of the Board of Directors of the Company (the "Board"), serve as, and have all power and authority inherent in the offices of Chairman and Chief Operating Officer of the Company and shall be responsible for those areas in the conduct of the business reasonably assigned to him by the Board of Directors. Employee shall devote substantially all his business time and efforts to the business of the Company; provided, however, that it is understood and agreed that, while Employee may devote time to other business matters in which he has an interest, in the event of a conflict, Employee's first and primary responsibility shall be to the performance of his duties for the Company.

     4. Conflicting Activities. For the term of this Agreement or until Employee's employment hereunder terminates, whichever occurs first, Employee hereby agrees to promote and develop all business opportunities that come to his attention relating to current or anticipated future business of the Company, in a manner consistent with the best interest of the Company and with his duties under this Agreement. If Employee becomes aware of a business opportunity during the performance of his Company duties, through the use of the Company's property or information, or under circumstances that would reasonably lead Employee to believe that the business opportunity was intended by the offeror to be offered to the Company, he shall first offer such opportunity to the Company. Should the Executive Committee of the Board of Directors of the Company, on behalf of the Company, not exercise its right to pursue this business opportunity within a reasonable period of time, not to exceed thirty (30) days, Employee may develop the business opportunity for himself; provided, however, that such development may in no way conflict or interfere with the duties owed by Employee to the Company under this Agreement. Further, Employee may develop such business opportunities only on his own time, and may not use any service, personnel, equipment, supplies, facility, or trade secrets of the Company in their development. As used herein, the term "business opportunity" shall not include business opportunities involving investment in publicly traded stocks, bonds or other securities, or other investments of a personal nature.

     5. Compensation and Other Provisions. Employee shall be entitled to the compensation and benefits hereinafter described in subparagraphs (a) through (e) (such compensation and benefits being hereinafter referred to as "Compensation Benefits").

                  (a) Base Salary. The Company shall pay to Employee an initial base salary of $257,500 per annum which shall increase five percent (5%) per annum beginning January 1, 2005 and each year thereafter ("Base Salary"). The Base Salary and Employee's other compensation will be reviewed by the Board at least annually and may be increased (but not decreased) from time to time as the Board may determine.

                  (b) Participation in Benefit Plans. During the Term, Employee shall be eligible to participate in all employee benefit plans and arrangements now in effect or which may hereafter be established, including, without limitation, all life, group insurance and medical care plans and all disability, retirement and other employee benefit plans of the Company. The Company shall pay all costs of the Employee for his participation in such plans. Should the employee not want to participate in the Company's health plan, with Board approval, the company will reimburse the employee for the expense incurred in participating in another plan. Additionally, Employee shall be added as an insured to any director and officer insurance policy that the Company hereafter procures.

                  (c) Other Provisions. Employee shall be entitled to four (4) weeks paid vacation per annum. Employee shall be reimbursed for all reasonable expenses incurred by him in the performance of his duties, including, but not limited to, continuing education costs related to professional licenses, if any, maintained by Employee, cellular telephone, entertainment, travel and other expenses deemed reasonably necessary by the Board of Directors.

                  (d) Discretionary Bonuses. Employee shall be entitled to receive annual and/or interim cash bonuses and/or other bonuses when and in such amounts as may be determined by the Board in its sole and reasonable discretion based upon Employee's performance, the Company's performance and/or other factors; provided, that, the Board shall meet at least annually to review Employee's bonus entitlements.

                  (e) Incentive Compensation. Employee shall receive quarterly incentive compensation payments as more fully described on Schedule A attached hereto and incorporated herein. Notwithstanding the foregoing, subject to the mutual written agreement of Employee and the Company, Employee may receive lesser compensation payments than those described on Schedule A with respect to one or more specified operating divisions, units or subsidiaries, as the case may be, for specified periods of time, as mutually agreed to in writing between Employee and the Company.

                  (f) Stock Options. The Company and Employee shall enter into the Stock Option Agreement attached hereto as Exhibit B pursuant to which the Company shall grant to Employee certain options to purchase common stock of the Company upon such terms and conditions set forth therein.

     6. Severance and Change of Control Provisions. Upon the occurrence of a Triggering Event (as hereinafter defined), Employee shall be entitled to the immediate receipt of Severance Payments and Benefits (as hereinafter defined) from the Company in accordance with the terms hereinafter set forth:

                  (a) Triggering Event. The occurrence of any of the following events shall be defined as a "Triggering Event" for purposes hereof:

                           (1) The Company's termination of Employee's
employment (other than for Cause (as hereinafter defined)) at any time prior to the expiration of the Term or within two (2) years following a Change of Control (as hereinafter defined);

                           (2) The voluntary resignation of Employee for any
reason whatsoever within ninety (90) days following a Change of Control; or

                           (3) The voluntary resignation of Employee for "good
reason," which for purposes hereof shall include, without limitation, (i) a demotion or a change in Employee's duties to the Company under Section 3 hereof,
(ii) a reduction in salary, benefits, bonuses, incentives or perquisites, or
(iii) the relocation of the principal office of the Company or the relocation of Employee outside of Broward or Palm Beach Counties in Florida.

                           (4) The death or Disability of the Employee (as
defined herein).

                  (b) Change of Control. For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following events:

                           (1) Thirty  percent (30%) or more of the  Company's
voting stock shall be acquired by any person (other than Employee), entity or affiliated group;

                           (2) An unapproved change to the majority control of
the Company's Board of Directors;

                           (3) Any merger, consolidation or business combination
pursuant to which the Company is not the surviving corporation or thirty percent (30%) or more of the Company's voting stock shall be owned or controlled by any person (other than Employee), entity or affiliated group;

                           (4) A liquidation or dissolution of the Company; or

                           (5) The sale of all or substantially all of the
Company's assets.

                  (c) Severance Payments and Benefits. For purposes of this Agreement, the term "Severance Payments and Benefits" shall mean:

                           (1) Employee shall receive a lump sum payment equal to:

                           (i) two (2) multiplied by the sum of Employee's highest annual Base Salary; plus

                           (ii) two (2) multiplied by the higher of:

                           (a) the highest bonus, incentive and other compensation payments actually received by Employee in respect of any year within the three (3) fiscal years preceding the Triggering Event (or the annualized sum of bonuses, incentives and other compensation which Employee received during the year in which the Triggering Event occurred); or

                           (b) the highest bonus, incentive and other compensation payments the Employee was entitled (notwithstanding the fact that the Employee agreed to a lesser amount pursuant to Section 5 (e) above) to receive pursuant to Exhibit A in respect of any year within the three (3) fiscal years preceding the Triggering Event (or the annualized sum of bonuses, incentives or other compensation which Employee was entitled to receive pursuant to Exhibit A during the year in which the Triggering Event occurred notwithstanding the fact that the Employee agreed to a lesser amount pursuant to Section 5 (e) above).

                           (2) All stock options, warrants, other stock
appreciation rights and other similar securities shall become immediately and fully vested and all conditions applicable to all contingently issued options, warrants, stock appreciation rights and other similar securities shall be deemed waived by the Company;

                           (3) All benefits applicable to Employee and his
family members as described in Sections 5(a) and (b) of the Agreement shall continue for a period of two (2) years following the Triggering Event or through the expiration of the Term (as if the Triggering Event had not occurred), whichever is later;

                           (4) In the event that Severance Payments and Benefits
are deemed to be "excess parachute payments" as defined under Section 280G of the Internal Revenue Code, then the Company shall pay to Employee an additional lump sum cash payment as shall be necessary to provide Employee with the same "after-tax" compensation and benefits as if no such excise tax had been imposed.

                           (5) The Company shall pay as and when due any and all
attorneys' fees and costs that Employee may incur in connection with the enforcement of his rights under this Agreement or any dispute or settlement in connection herewith;

                           (6) Severance Payments and Benefits will not be
subject to mitigation in any respect; and

                           (7) The non-competition and non-solicitation periods
described in Section 14 of this Agreement shall be reduced from one (1) year to three (3) months (other than by virtue of the expiration of the Term of this Agreement).

                  (d) Stock Options, Warrants and Stock Appreciation Rights. Notwithstanding the foregoing, all stock options, warrants, stock appreciation rights and other similar securities shall immediately vest upon the occurrence of a Change of Control and at such time all conditions applicable to contingently issued options, warrants, stock appreciation rights and other securities shall be deemed waived by the Company.

     7. Termination. Employee's employment hereunder shall terminate as a result of any of the following events:

                  (a) Employee's death;

                  (b) Employee shall be unable to perform his duties hereunder by reason of illness, accident or other physical or mental disability for a continuous period of at least nine months or an aggregate of twelve months during any continuous eighteen month period ("Disability");

                  (c) Voluntary termination by Employee; or

                  (d) For Cause, where "Cause" shall mean: (i) final non-appealable adjudication of Employee of a felony; or (ii) the unanimous determination of the entire Board (other than Employee) that Employee has engaged in material intentional misconduct or the gross neglect of his duties, which has a continuing material adverse effect on the business of the Company.

                  Any termination pursuant to subparagraph (b), (c) or (d) of this Section shall be communicated by a written notice ("Notice of Termination"), such notice to set forth with specificity the grounds for termination if the result of "Cause". Employee's employment under this Agreement shall be deemed to have terminated as follows: (i) if Employee's employment is terminated pursuant to subparagraph (a) above, on the date of his death; (ii) if Employee's employment is terminated pursuant to subparagraph (b) or (d) above, on the date on which Notice of Termination is given; and (iii) if Employee's employment is terminated pursuant to subparagraph (c) above, thirty (30) days after the date on which a Notice of Termination is given. The date on which termination is deemed to have occurred pursuant to this paragraph is hereinafter referred to as the "Date of Termination".

     8. Payments on Termination. In the event that Employee's employment is terminated pursuant to Section 6 above, the Company shall pay to Employee his full Base Salary through the Date of Termination together with all incentive compensation, benefits and other compensation, if any, due and owing as of that date, plus any Severance and Benefit Payments to which Employee may be entitled hereunder.

     9. Board of Directors. The Company shall cause Employee to be nominated as a member of the Board of Directors of the Company at all times during the Term. Employee shall agree to faithfully serve the Company as a member of the Board of Directors upon election.

     10. Life Insurance. If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company to obtain life insurance on the life of Employee for the benefit of the Company.

     11. Representations and Warranties. Employee represents and warrants to the Company that he is under no contractual or other restriction or obligation that would prevent the performance of his duties hereunder or interfere with the rights of the Company hereunder.

     12. Disclosure and Protection of Confidential Information.

                  (a) For purposes of this Agreement, "Confidential Information" means knowledge, information and material which is proprietary to the Company, of which Employee may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Employee). Confidential Information includes, but is not limited to, (i) technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques, and (ii) marketing and other information, such as supplier lists, customer lists, marketing and business plans, business or technical needs of customers, consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licensees or suppliers, manuals and personnel records or data. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, any information which is or becomes available to the general public otherwise than by breach of this Section 11 shall not constitute Confidential Information for purposes of this Agreement.

                  (b) During the term of this Agreement and thereafter, Employee agrees, to hold in confidence all Confidential Information and not to use such information for Employee's own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of Employee's work for the Company.

                  (c) Employee will abide by any and all security rules and regulations, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information, and will inform the Company of any defects in, or improvements that could be made to, such rules and regulations.

                  (d) Employee will notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

                  (e) Upon termination of employment, Employee will deliver to the Company any and all records and tangible property that contain Confidential Information that are in his possession or under his control.

     13. Covenant Not To Compete.

                  (a) In consideration for the Company entering into this Agreement, Employee covenants and agrees that during the Term and for a one (1) year period thereafter, Employee will not, without the express prior written consent of the Company, directly or indirectly, compete with the business of the Company anywhere within the United States of America. Employee will undertake no activities that may lead Employee to compete with or to acquire rival, conflicting or antagonistic interests to those of the Company with respect to the business of the Company, whether alone, as a partner, or as an officer, director, employee, independent contractor, consultant or shareholder holding 5% or more of the outstanding voting stock of any other corporation, or as a trustee, fiduciary or other representative of any other person or entity.

                  (b) During the Term and for a period of one (1) year after termination of employment, Employee will not, directly or indirectly, solicit or induce any other employee of the Company or any parent or affiliate to leave his or her employment, or solicit or induce any consultant or independent contractor to sever that person's relationship with the Company.

                  (c) If any court shall determine that the duration or geographical limit of any covenant contained in this Section 13 is unenforceable, it is the intention of the parties that covenant shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court that has made such adjudication.

                  (d) Employee acknowledges and agrees that the covenants contained in Sections 12 and 13 hereof are of the essence in this Agreement, that each of such covenants is reasonable and necessary to protect and preserve the interests, properties, and business of the Company, and that irreparable loss and damage will be suffered by the Company should Employee breach any of such covenants. Employee further represents and acknowledges that he shall not be precluded from gainful engagement in a satisfactory fashion by the enforcement of these provisions.

     14. Availability of Injunctive Relief. Employee acknowledges and agrees that any breach by him of the provisions of Sections 12 or 13 hereof will cause the Company irreparable injury and damage for which it cannot be adequately compensated in damages. Employee therefore expressly agrees that the Company shall be entitled to seek injunctive and/or other equitable relief, on a temporary or permanent basis to prevent any anticipatory or continuing breach of this Agreement or any part hereof, and is secured as an enforcement. Nothing herein shall be construed as a waiver by the Company of any right it may have or hereafter acquired to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of it.

     15. Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment, irrespective of any investigation made by or on behalf of any party.

     16. Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

     17. Notices. Any notice required or permitted hereunder shall be deemed validly given if delivered by hand, verified overnight delivery, or by first class, certified mail to the following addresses (or to such other address as the addressee shall notify in writing to the other party):

         If to Employee:    Timothy Mahoney
                            68 Cayman Place
                            Palm Beach Gardens, FL 33418

         If to the Company: 3010 N. Military Trail, Suite 300
                            Boca Raton, Florida  33431
                            Attention: Chief Financial Officer


     18. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing.

     19. Binding Effect. The Company's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

     20. Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     21. Governing Law; Venue. This Agreement is to be performed in the State of Florida, and the validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Florida, without giving effect to any choice of laws principles. In the event of any litigation arising out of or relating to this Agreement, exclusive venue shall be in Palm Beach County, Florida.

     22. Entire Agreement. This writing constitutes the binding and entire agreement of the parties superseding and extinguishing all prior agreements or understandings regarding the subject matter hereof, including, but not limited to, the Previous Employment Agreement, and may not be modified without the written agreement by the parties.

     23. Invalidity. The invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, which shall remain in full force and effect.

     24. Attorneys' Fees. In the event any dispute or litigation arises hereunder between any of the parties hereto, the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys' fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding. As used herein, a party shall be deemed "prevailing" when it recovers (I) as to a damage claim, an aggregate of more than fifty percent (50%) of the damages which it seeks among its various asserted claims exclusive of interest, attorney's fees, costs incurred and exemplary damages and (ii) as to an equity claim, substantial injunctive or other equitable relief upon its asserted claim. Either of the parties herein shall be entitled to request the trier of fact in any dispute, litigation or arbitration between them, to determine which of the parties is "prevailing."

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

                                         EMPLOYER:

                                         vFINANCE, INC., a Delaware corporation


                                         By:
                                             -----------------------------------
                                             _______________its, _______________




                                         EMPLOYEE:



                                         ---------------------------------------
                                              Timothy E. Mahoney

                                    EXHIBIT A

                             Incentive Compensation


Employee's compensation, in addition to Base Salary, will include distributions from the Company pursuant to this Exhibit A. Such distributions shall be a function of pre-tax income from the Company (hereinafter "Company Available Income"), plus a percentage interest in Company Non-Cash consideration which shall be determined, and distributed, in accordance with the following business rules and a percentage of the consolidated pre-tax net income of the Company as follows:

1. Company Available Income: The calculation of Company Available Income will be made by the Company on a quarterly basis no later than the 45th day following the end of a quarter with respect to the preceding calendar quarter beginning with the quarter ending December 31, 2004. The calculation of the "Company Available Income" shall be made with respect to the overall financial performance of the Company (including all subsidiaries and affiliates) in accordance with the following formula:

                  + Company Attributable Revenues
                  - Direct and Indirect Expenses
                  - Reasonable Reserves
                  = Company Available Income

                  Where,

                  "Company Attributable Revenues" means one hundred percent (100%) of cash revenues received by the Company during the quarter, or other income streams, attributable to the Company.

                  "Direct and Indirect Company Expenses" shall mean the direct and indirect expenses for the operation of the Company including, but not limited to, salaries, profit sharing expenses to divisional executives or other divisional employees (excluding Employee), taxes, allocable rent, utilities, phone, accounting, bookkeeping, etc.

                  "Reasonable Reserves" shall mean, in the context of current facts and circumstances, the appropriate reserve for future contingencies and demands on cash resources attributable to the operations of such division

         Employee shall have the right, during reasonable business hours, to meet with representatives of the Company concerning this calculation and shall have reasonable access to books and records of the Company to validate the calculations.

2. Employee's share as described herein (i.e. Incentive Compensation), is equal to ten percent (10%) of the Company Available Income paid to the Employee quarterly and in an amount each quarter not to exceed fifty percent (50%) of the year-to-date base salary paid to the Employee. Should at fiscal year end, ten percent (10%) of the Company Available Income exceed fifty percent (50%) of the Base Salary, the difference will be paid to the Employee within thirty (30) days of the Company filing its Form 10K with the Securities and Exchange Commission.

3. Division Non-Cash Distributions: In the case of non-cash revenues received by Company in the form of securities (e.g. stock, debt, stock options, warrants, etc.), Employee shall be entitled to receive in-kind distributions equal to ten percent (10%) of the non-cash compensation received by the Company (including all subsidiaries and affiliates) which securities shall be distributed quarterly within forty five (45) days following the applicable quarter.